Exhibit 2.2


                         CUSTODY AND SECURITY AGREEMENT



         THIS CUSTODY AND SECURITY AGREEMENT (this "Agreement") is made and entered into as of May 19, 2006, by and among Aztar Corporation, a Delaware corporation ("Aztar"), Columbia Sussex Corporation, a Kentucky corporation ("Sussex"), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, a Nevada corporation ("Columbia"), and WT-Columbia Development, Inc., a Delaware corporation ("Merger Sub", together with Sussex, Columbia and Merger Sub, collectively, the "Columbia Sussex Parties") and Deutsche Bank Trust Company Americas, as Custodian (the "Custodian").


                                    RECITALS

         WHEREAS, Aztar and the Columbia Sussex Parties have entered into that certain Agreement and Plan of Merger, dated as of May 19, 2006, (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into Aztar and Aztar will become a wholly-owned subsidiary of Columbia, a copy of which agreement has been provided to the Custodian.

         WHEREAS, by the terms of the Merger Agreement, the Columbia Sussex Parties have agreed to have an amount of $313 million credited to a Custody Account (as defined below) to be established by the Custodian pursuant to the terms and conditions of this Agreement;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

         1. Defined Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement. As used herein, the following terms shall have the following meanings:

         "Collateral" shall have the meaning assigned to it in Section 7 hereof.

         "Custody Account" means the account number set forth in Annex A, and any successor account, in the name of the account set forth in Annex B, maintained at the Custodian.

         "Person" means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governmental authorities.

         "Secured Obligations" means all obligations of every nature whatsoever of the Columbia Sussex Parties from time to time owed to Aztar under this Agreement or under Section 2.02 and 5.07(d) of the Merger Agreement.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of Delaware.

         2. Establishment of Custody Account. The Custodian has established the Custody Account.

         3. Appointment of Representatives. Each of Neil A. Ciarfalia and Nelson
W. Armstrong, Jr., is hereby irrevocably appointed as agent and attorney-in-fact (each, an "Aztar Agent") of Aztar for all actions or decisions hereunder, and any action taken by an Aztar Agent shall be binding and conclusive on Aztar, and may be relied upon by the other parties hereto. In the event of the death or incapacity of both Aztar Agents, the President of Aztar or such other person as shall be designated by the President of Aztar shall be an Aztar Agent. An Aztar Agent shall not be liable for any action taken or omitted by him, or any action suffered by him to be taken or omitted, in good faith, and in the exercise of his own business judgment. Each of William J. Yung and Richard M. FitzPatrick is hereby irrevocably appointed as agent and attorney-in-fact (each, a "Columbia Sussex Agent") of the Columbia Sussex Parties for all actions or decisions hereunder, and any action taken by a Columbia Sussex Agent shall be binding and conclusive on the Columbia Sussex Parties, and may be relied upon by the other parties hereto. In the event of the death or incapacity of both Columbia Sussex Agents, the President of Columbia or such other person as shall be designated by the President of Columbia shall be a Columbia Sussex Agent. A Columbia Sussex Agent shall not be liable for any action taken or omitted by him, or any action suffered by him to be taken or omitted, in good faith, and in the exercise of his own business judgment.

         4. Commencement of Duties. On the date hereof, in accordance with
Section 2.02(a) of the Merger Agreement and simultaneously with the execution and delivery of this Agreement, Sussex will transfer to the Custodian funds equal to Three Hundred and Thirteen Million United States Dollars ($313,000,000) (such initial deposit and any subsequent deposit, the "Custodial Assets"). Upon receipt of the Custodial Assets, the duties and obligations of each of the parties to this Agreement will commence. In the event Sussex transfers an amount in excess thereof as part of the initial deposit, the Custodian shall transfer such excess to Sussex within three (3) business days.

         5. Custodial Assets. Upon receipt of the Custodial Assets, the Custodian shall send a notice to each Aztar Agent and each Columbia Sussex Agent acknowledging receipt of the Custodial Assets. The Custodian shall immediately invest the entire balance of the Custodial Assets in the money market fund set forth in Annex C and credit the investment to the Custody Account. If the Custodial Assets are received by 4:00 PM (Eastern Standard Time) the Custodian shall invest them on that day received. Custodial Assets received after 4:00 PM (Eastern Standard Time) shall be invested on the next succeeding business day. Investment decisions may be changed through written instructions from an Aztar Agent provided to a Columbia Sussex Agent and to the Custodian. Such change in the designation will become effective upon receipt by the Custodian, subject to the following limitations:

                  (a) the funds received by the Custodian in connection with the Custodial Assets shall be invested and reinvested solely

                           (i) at the risk of the Columbia Sussex Parties and
Aztar;

                           (ii) in the name of the Custodian or its nominee;

                           (iii) in a manner which would not result in any
portion of the Custodial Assets not being immediately available for release to Aztar, the Columbia Sussex Parties or the Paying Agent, as applicable, at Closing or earlier release pursuant to Section 5.07(f) of the Merger Agreement; and

                           (iv) in either of the following:

                                    (1) a money market mutual fund that invests
in U.S. Treasuries, U.S. government agencies or repurchase agreements backed by those agencies; or

                                    (2) such other instruments as may be
specifically approved in writing by an Aztar Agent and a Columbia Sussex Agent.

                  (b) For investments made in accordance with Section 5(a)(iv) hereof, the Custodian may purchase or sell to itself or any affiliate, as principal or agent, investments authorized by this Section 5. Such investment, if registerable, shall be registered in the name of the Custodian for the benefit of Aztar and the Columbia Sussex Parties and held by the Custodian. The Custodian may act as purchaser or agent in the making or disposing of any investments. The Custodian shall not be liable for any diminution of any authorized investments hereunder, other than as a result of the Custodian's gross negligence or willful misconduct. It is agreed and understood that the Custodian or its affiliates are permitted to receive additional compensation that could be deemed in the Custodian's economic self-interest for (1) serving as an investment advisor, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments.

                  (c) Such investments will be made as soon as possible following the availability of such funds to the Custodian for investment, taking into consideration the regulations and requirements (including cut-off times) of the Federal Reserve wire system, the investment provider and the Custodian, and compliance with standard operating procedures of such parties.

                  (d) The Custodian shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and the Merger Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption, other than as a result of the Custodian's gross negligence or willful misconduct.

                  (e) Income, if any, resulting from the investment of the Custodial Assets shall be retained by the Custodian and shall be considered, for all purposes of this Agreement, to be part of the Custodial Assets.

         6. Delivery and Distributions of the Custodial Assets. The Custodial Assets shall be distributed by the Custodian in accordance with the following:

                  (a) An amount equal to (i) Fifty Two Million One Hundred Sixty Thousand Dollars ($52,160,000) (the "Pinnacle Termination Fee"), plus (ii) up to a maximum of Twenty Five Million Eight Hundred Forty Thousand Dollars ($25,840,000) (the "Pinnacle Termination Expenses") of the Custodial Assets shall be distributed to Aztar upon receipt by the Custodian of a written instruction of an Aztar Agent substantially in the form attached hereto as Exhibit A (the "Reimbursement Notice"), which Reimbursement Notice shall have also been delivered to Columbia, and which shall state that Aztar has paid the Pinnacle Termination Fee and certain Pinnacle Termination Expenses to Pinnacle Entertainment, Inc. The Reimbursement Notice shall set forth the exact amount of the Pinnacle Termination Expenses, and the part of the Custodial Assets to be distributed to Aztar pursuant to this Section 6(a) may not exceed Seventy Eight Million Dollars ($78,000,000).

                  (b) Subject to Sections 6(e) and (f) hereof, the Custodial Assets shall be distributed to Aztar upon receipt by the Custodian of a written instruction of an Aztar Agent substantially in the form attached hereto as Exhibit B (the "Aztar Claim Notice"), which Aztar Claim Notice shall have also been delivered to Columbia, simultaneously, stating that any of the following has transpired:

                           (i) the Merger Agreement has been terminated pursuant
to Section 7.01(b)(i) of the Merger Agreement, if at the time of such termination, the condition set forth in Section 6.01(c)(ii) of the Merger Agreement has not been satisfied;

                           (ii) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(iii) of the Merger Agreement, if the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction;

                           (iii) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(iv) of the Merger Agreement, if the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) of the Merger Agreement or the condition set forth in Section 6.01(b) of the Merger Agreement (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law);

                           (iv) the Merger Agreement has been terminated
pursuant to Section 7.01(c) of the Merger Agreement; or

                           (v) (A) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(ii) or Section 7.01(f)(i) of the Merger Agreement,
(B) at or prior to the time of such termination, Columbia or Sussex has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement, and (C) at or prior to the time of such termination, Aztar has not breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement.

                  (c) If the Closing occurs and the Custodial Assets are credited against the Payment Fund, the Custodial Assets shall be distributed to the Paying Agent upon receipt by the Custodian of a written instruction of an Aztar Agent or Columbia Sussex Agent substantially in the form attached hereto as Exhibit C.

                  (d) Subject to Sections 6(e) and (f) hereof, the Custodial Assets shall be distributed to Sussex upon receipt by the Custodian of a written instruction of a Columbia Sussex Agent substantially in the form attached hereto as Exhibit D (the "Columbia Sussex Claim Notice" and, together with an Aztar Claim Notice, the "Claim Notice"), which Columbia Sussex Claim Notice shall have also been delivered to Aztar, simultaneously, stating that any of the following has transpired:

                           (i) the Merger Agreement has been terminated pursuant
to Section 7.01(a) of the Merger Agreement;

                           (ii) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(i) of the Merger Agreement, if at the time of such termination, the condition set forth in Section 6.01(c)(ii) of the Merger Agreement has been satisfied;

                           (iii) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(ii) of the Merger Agreement; provided, however, that in the event (A) at or prior to the time of such termination, Columbia or Sussex has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement, and (B) at or prior to the time of such termination, Aztar has not breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement, the Custodial Assets shall be distributed to Aztar pursuant to Section 6(b)(v) of this Agreement;

                           (iv) the Merger Agreement has been terminated
pursuant to Section 7.01(b)(iii) of the Merger Agreement, unless the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law applicable in any jurisdiction;

                           (v) the Merger Agreement has been terminated pursuant
to Section 7.01(b)(iv) of the Merger Agreement, unless the condition that is incapable of satisfaction is the condition set forth in Section 6.01(c)(ii) of the Merger Agreement or the condition set forth in Section 6.01(b) of the Merger Agreement (to the extent the Restraint is issued by a Governmental Authority and relates to any Required Gaming Approval or any Gaming Law);

                           (vi) the Merger Agreement has been terminated
pursuant to Section 7.01(d) of the Merger Agreement;

                           (vii) the Merger Agreement has been terminated
pursuant to Section 7.01(e) of the Merger Agreement;

                           (viii) the Merger Agreement has been terminated
pursuant to Section 7.01(f) of the Merger Agreement; provided, however, that in the event (A) the Merger Agreement has been terminated pursuant to Section 7.01(f)(i) of the Merger Agreement, (B) at or prior to the time of such termination, Columbia or Sussex has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement, and (C) at or prior to the time of such termination, Aztar has not breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement to an extent that would reasonably be expected to prevent or delay beyond the Termination Date the consummation of the transactions contemplated by the Merger Agreement, the Custodial Assets shall be distributed to Aztar pursuant to Section 6(b)(v) of this Agreement; or

                           (ix) the Merger Agreement has been terminated
pursuant to Section 7.01(g) of the Merger Agreement.

                  (e)(i) Within two (2) business days following its receipt of a Claim Notice referred to in Section 6(b) or Section 6(d) of this Agreement, Columbia (in the case of an Aztar Claim Notice) or Aztar (in the case a Columbia Sussex Claim Notice) shall send a notice to the Custodian and to the party giving the Claim Notice confirming in writing the date the recipient received such Claim Notice (a "Receipt Notice"). In the event the Custodian does not receive the Receipt Notice prior to the close of business of the Custodian on the second business day following the receipt of the Claim Notice by the Custodian, the Custodian shall on the next business day following the close of business of the Custodian on such second business day, deliver to the intended recipient of the Claim Notice, Aztar or Columbia, as applicable, a copy of the Claim Notice (the "Custodian Notice").

                           (ii) "Objection Period Commencement Date" means the
earlier of the date on which the Custodian (a) receives a Receipt Notice or (b) distributes a Custodian Notice, as applicable. "Objection Period Termination Date" means the fifth business day following the Objection Period Commencement Date.

                           (iii) At any time prior to the close of business of
the Custodian on the Objection Period Termination Date, Columbia (in the case of an Aztar Claim Notice) or Aztar (in the case a Columbia Sussex Claim Notice) may send to the Custodian and to the party sending a Claim Notice a written notice objecting to such Claim Notice stating which portion of the Custodial Assets is subject to dispute and signed by a Columbia Sussex Agent or an Aztar Agent, as applicable (an "Objection Notice").

                           (iv) Subject to Section 6(h), in the event the
Custodian has not received an Objection Notice prior to 1:00 PM (Eastern Standard Time) on the Objection Period Termination Date, the Custodian shall promptly distribute, on such date, the Custodial Assets as instructed in the Claim Notice.

                           (v) Subject to Section 6(h), in the event the
Custodian has received an Objection Notice prior to the close of business of the Custodian on the Objection Period Termination Date, the Custodian shall not distribute the portion of the assets subject to dispute as identified in the Objection Notice and the Columbia Sussex Parties and Aztar shall use commercially reasonable efforts to resolve promptly any disputed claims. Subject to Section 6(h), the undisputed portion of the Custodial Assets, if any, shall be paid to the party who has sent the Claim Notice to the Custodian, by the Custodian prior to the close of business of the Custodian on the Objection Period Termination Date.

                  (f) Subject to Section 6(h), if the Custodian receives an Objection Notice prior to 1:00 PM (Eastern Standard Time) on the Objection Period Termination Date, an Aztar Agent or a Columbia Sussex Agent, as applicable, provides written notice to the Custodian (x) stating that it has initiated litigation against Aztar or the Columbia Sussex Parties, as applicable, in any State or Federal court in the State of Delaware based on a good faith claim of a breach by Aztar or the Columbia Sussex Parties, as applicable, of its obligations under the Merger Agreement or this Agreement and
(y) including a copy of the complaint and pleadings of such litigation stamped as having been filed with such court, the Custodian shall:

                           (i) hold the portion of the Custodial Assets subject
to dispute and not make payment thereof until a Columbia Sussex Agent and an Aztar Agent have forwarded joint written instructions to the Custodian reflecting a resolution of the dispute and authorizing the release of the affected portion of the Custodial Assets; or

                           (ii) distribute the Custodial Assets to Aztar,
following receipt of any final judgment of any court of competent jurisdiction in favor of Aztar that it is entitled to receive the Custodial Assets pursuant to Section 6(b) hereof; with any court order, judgment or decree to be accompanied by a certificate by an officer of the presenting party, satisfactory to the Custodian, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction; or

                           (iii) distribute the Custodial Assets to Sussex,
following receipt of any final judgment of any court of competent jurisdiction in favor of the Columbia Sussex Parties that they are entitled to receive the Custodial Assets pursuant to Section 6(d) hereof; with any court order, judgment or decree to be accompanied by a certificate by an officer of the presenting party, satisfactory to the Custodian, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction.

                  (g) Upon the final distribution of the Custodial Assets in accordance with the terms of this Agreement, this Agreement shall terminate.

                  (h) Notwithstanding any of the foregoing provisions of this
Section 6, the Custodian shall deliver or distribute all or any portion of the Custodial Assets in accordance with (1) any written notice executed and delivered by an Aztar Agent and a Columbia Sussex Agent or (2) the final order of any court of competent jurisdiction.

                  (i) For purposes of sending and receiving instructions or directions hereunder, all such instructions or directions shall be, and the Custodian may conclusively rely upon such instructions or directions, delivered, and executed by the Aztar Agents and the Columbia Sussex Agents designated on
Schedule II attached hereto and made a part hereof which such designation shall include specimen signatures of such representatives.

         7. Grant of Security Interest and Pledge. As security for the prompt and complete payment and performance in full of all the Secured Obligations, each of the Columbia Sussex Parties hereby grants to Aztar a security interest in each of the Columbia Sussex Parties rights, titles and interests in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located (all of which being hereinafter collectively called the "Collateral"):

                  (a) the Custody Account and all securities or other property from time to time credited to the Custody Account; and

                  (b) all proceeds, distributions, collections, additions, substitutions, replacements, rents and profits of or in respect of such securities or other property described in clause (a) above.

         8. Representations and Warranties. Each of the Columbia Sussex Parties hereby represents and warrants to Aztar, which representations and warranties shall survive execution and delivery of this Agreement, as follows:

                  (a) Validity, Perfection and Priority. The security interests in the Collateral granted to Aztar constitute valid and continuing security interests in the Collateral. Upon the filing of financing statements, copies of which are attached hereto as Exhibit E, the security interests in the Collateral granted to Aztar hereunder will constitute perfected security interests therein superior and prior to all liens, rights or claims of all other Persons. All actions and consents, including all filings, notices, registrations and recordings necessary or desirable to create, perfect or ensure that the security interests granted to Aztar hereunder are superior and prior to all liens, rights or claims of all other Persons or for the exercise of remedies in respect of the Collateral have been made or obtained.

                  (b) No Liens; Other Financing Statements. Except for the pledge and security interest granted hereunder, the Columbia Sussex Parties own and will continue to own each item of the Collateral free and clear of any and all liens, rights or claims of all other Persons, and the Columbia Sussex Parties shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein by or through any of the Columbia Sussex Parties or their affiliates adverse to Aztar. No financing statement or other evidence of any lien covering or purporting to cover any of the Collateral is on file in any public office other than financing statements filed or to be filed in connection with the security interests granted to Aztar.

                  (c) Custody Account. The Custody Account is a "securities account" (as defined in Section 8-501 of the UCC). No Person other than the Columbia Sussex Parties is the sole entitlement holder of the Custody Account and none of the Columbia Sussex Parties has consented to, and none of the Columbia Sussex Parties is otherwise aware of, any Person (other than Aztar pursuant hereto) having "control" (within the meaning of Section 8-106 of the
UCC) over, or any other interest in, the Custody Account or any securities or other property credited thereto.

         9. Covenants. Each of the Columbia Sussex Parties covenants and agrees with Aztar that, from and after the date of this Custody and Security Agreement until all the Secured Obligations have been indefeasibly performed and paid in full:

                  (a) At any time and from time to time, upon the request of Aztar, and at the sole expense of the Columbia Sussex Parties, the Columbia Sussex Parties will promptly and duly execute and deliver any and all such further instruments and other documents, make such filings, give such notices and take such further action as Aztar may reasonably deem necessary to perfect its security interest in or protect its priority in such security interest under this Custody and Security Agreement, including, without limitation, the filing of any financing statements, in form acceptable to Aztar under the UCC in effect in any jurisdiction with respect to the liens and security interests granted hereby. The Columbia Sussex Parties also hereby authorize Aztar and its counsel to file any financing or continuation statements and amendments thereto, in all jurisdictions and with all filing offices as Aztar may determine, in its sole reasonable discretion, are necessary or advisable to perfect the security interest granted by this Custody and Security Agreement. Such financing statements may describe the Collateral in the same manner as described in this Custody and Security Agreement or may contain an indication or description of collateral that describes such property in any other manner as Aztar may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral.

                  (b) Each of the Columbia Sussex Parties shall not change its name or principal residence until

                           (i) it shall have given to Aztar not less than 30
days prior written notice of its intention to do so, clearly describing such new name or principal residence and providing such other information in connection therewith as Aztar may reasonably request, and

                           (ii) with respect to such new name or principal
residence, it shall have taken all action satisfactory to Aztar as Aztar may reasonably request to maintain the security interest of Aztar in the Collateral intended to be granted hereby at all times fully perfected with the same or better priority and in full force and effect.

                  (c) The Columbia Sussex Parties shall not sell, transfer or assign (by operation of law or otherwise) any portion of the Collateral.

                  (d) The Columbia Sussex Parties will not take or permit to be taken any action which could impair Aztar's rights in the Collateral.

                  (e) The Columbia Sussex Parties will advise Aztar promptly, in reasonable detail, in accordance with the provisions hereof:

                           (i) of any lien on, or claim asserted against, any of
the Collateral; and

                           (ii) of the occurrence of any other event which could
reasonably be expected to have a material adverse effect on the Collateral or on the liens created hereunder.

                  (f) The Columbia Sussex Parties will not create, incur or permit to exist any pledge of or any lien or claim on or to any of the Collateral by or through the Columbia Sussex Parties, and will defend the Collateral against, and will take such other action as is necessary to remove, any other lien or claim on or to any of the Collateral by or through the Columbia Sussex Parties or their affiliates, other than the liens created hereby, and the Columbia Sussex Parties will defend the right, title and interest of Aztar against the claims and demands of all Persons whomsoever (other than Aztar or a Person claiming by or through Aztar), and the Columbia Sussex Parties shall not authorize the filing of any financing statement with respect to any Collateral other than the financing statements filed by Aztar pursuant to this Agreement.

         10. Tax Matters.

                  (a) Each of the Columbia Sussex Parties and Aztar shall provide a completed IRS Form W-9 to the Custodian at the signing of this Agreement. The Custodian may delay accepting the Custodial Assets until the IRS forms have been provided. All income earned by the Custodial Assets shall be reported as taxable income of the Columbia Sussex Parties prior to any distribution thereof to Aztar or the Paying Agent. Each of the Columbia Sussex Parties covenants and agrees to indemnify and hold the Custodian harmless against all liability for tax withholding and/or reporting for any payments made by the Custodian to any party pursuant to this Agreement.

                  (b) The party to whom the Custodial Assets is distributed in accordance with Section 6 hereof shall bear in full all federal, state and local taxes based on or measured by net or gross income arising from the Custodial Assets after such distribution and shall provide the Custodian with sufficient information so that the Custodian can comply with reporting obligations imposed under any laws relating to taxes.

         11. Duties of the Custodian.

                  (a) The Custodian shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Custodian. The Custodian shall have no duty to enforce any obligation of any person, other than as provided herein. The Custodian shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person's obligations under any such document.

                  (b) In the event that the Custodian has, or subsequently obtains, by agreement, by operation of law or otherwise a security interest in the Custody Account (or any portion thereof), the Custodian hereby agrees that any such security interest shall be subordinate to the security interest of Aztar.

                  (c) The financial assets, money and other items credited to the Custody Account will not be subject to deduction, set-off, recoupment, banker's lien, or any other right in favor of any Person other than Aztar, and the Custodian waives any such right it may have.

                  (d) The Custodian hereby agrees that each item of property (whether investment property, financial asset, security, instrument or cash) credited to the Collateral Account shall be treated as a "financial asset" within the meaning of Section 8-102(a)(9) of the UCC.

                  (e) The Custodian hereby acknowledges the security interest granted to Aztar by the Columbia Sussex Parties and that this Agreement constitutes written notification to the Custodian, pursuant to Articles 8 and 9 of the UCC and applicable federal regulations for the Federal Reserve Book Entry System, of Aztar's security interest in the Collateral. The Columbia Sussex Parties, Aztar and the Custodian are also entering into this Agreement to provide for Aztar's control of the Collateral and to perfect, and confirm the priority of, Aztar's security interest in the Collateral. The Custodian agrees to promptly make all necessary entries or notations in its books and records to reflect Aztar's security interest in the Collateral. The Custodian hereby agrees that it will not obtain a lien on the Collateral for its own benefit, nor will it agree with any third party that it will comply with any entitlement orders, instructions or directions of any kind concerning the Collateral originated by such third party without the prior written consent of Aztar. Except for the claims and interests of Aztar and the Columbia Sussex Parties in the Collateral, the Custodian does not know of any claim to or interest in the Collateral. The Custodian will use reasonable efforts to promptly notify Aztar and the Columbia Sussex Parties if the Custodian is notified in writing that any other person claims that it has a property interest in any of the Collateral, but the Custodian shall have no liability for failing to provide such notice.

         12. Liability of the Custodian; Withdrawal.

                  (a) The Custodian shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Custodian), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Custodian to be genuine and to be signed or presented by the proper person(s). The Custodian shall not be held liable for any error in judgment made in good faith by an officer of the Custodian unless it shall be proved that the Custodian was grossly negligent or acted intentionally in bad faith. The Custodian shall not be bound by any notice of demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless it shall give its prior written consent thereto.

                  (b) The Custodian shall not be responsible, may conclusively rely upon and shall be protected, indemnified and held harmless by the Columbia Sussex Parties for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of any document or property received, held or delivered by it hereunder, or of the signature or endorsement thereon, or for any description therein; nor shall the Custodian be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document, property or this Agreement.

                  (c) In the event that the Custodian shall become involved in any arbitration or litigation relating to the Custodial Assets, the Custodian is authorized to comply with any decision reached through such arbitration or litigation.

                  (d) The Custodian may resign at any time and be discharged from its duties or obligations hereunder by giving sixty (60) days' notice in writing of such resignation specifying a date when such resignation shall take effect. Upon such resignation, Aztar shall appoint a successor Custodian, which shall be reasonably satisfactory to the Columbia Sussex Parties. If, within such sixty (60) day notice period, Aztar provides to the Custodian written instructions with respect to the appointment of a successor Custodian and directions for the transfer of the Custodial Assets to such successor, the Custodian shall act in accordance with such instructions and promptly transfer the amounts in the Custodial Assets to such designated successor. If no successor Custodian is named as provided in this Section 9 prior to the date on which the resignation of the Custodian is properly to take effect, the Custodian, Aztar Agent or a Columbia Sussex Agent may apply to a court of competent jurisdiction for appointment of a successor Custodian.

                  (e) The Custodian shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Custodian (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

                  (f) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Custodian hereunder, the Custodian may, in its sole discretion, refrain from taking any action other than to retain possession of the Custodial Assets, unless the Custodian receives written instructions, signed by an Aztar Agent and a Columbia Sussex Agent, which eliminates such ambiguity or uncertainty.

         13. Custodian's Fee. The Custodian's fees shall be as set forth on
Schedule 1 hereto, and shall be paid by the Columbia Sussex Parties concurrently with the execution and delivery of this Agreement.

         14. Indemnification. The Columbia Sussex Parties, on the one hand, and Aztar, on the other hand, shall severally, but not jointly, equally indemnify the Custodian for, and hold it harmless against, any loss, liability or reasonable expense incurred without gross negligence, willful misconduct or bad faith on the part of the Custodian, including, without limitation, legal or other fees arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including, without limitation, the costs and expenses of defending itself against any claim of liability in the premises or any action for interpleader. The Custodian shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Custodian shall not be indemnified against any loss, liability or expense arising out of its gross negligence, willful misconduct or bad faith. Such indemnity shall survive the termination or discharge of this Agreement or resignation of the Custodian. The Custodian shall be reimbursed by the Columbia Sussex Parties for any reasonable expenses or disbursements incurred in connection with the performance of the Custodian's obligations hereunder including, without limitation, the actual cost of legal services should the Custodian deem it necessary to retain an attorney.

         15. Inspection. Any party hereto may at any time during the Custodian's business hours (with reasonable notice) inspect any records or reports relating to the Custody Account.

         16. Controlling Document. To the extent provisions of the Merger Agreement are inconsistent with the provisions contained herein, the Merger Agreement shall supersede this Agreement and be the controlling document; provided, however, that this Agreement shall control for the purposes of the Custodian's duties and rights.

         17. Notices. All notices, claims, demands, objections and requests required or permitted to be given under the provisions hereof must be in writing and shall be deemed to have been sufficiently given when received if personally delivered or sent by telecopy or if mailed by registered or certified mail, with return receipt requested, on the third day after mailing, addressed as follows:

                  (a) if to Aztar, to:

                      Aztar Corporation
                      2390 East Camelback Road, Suite 400
                      Phoenix, Arizona  85016
                      Telecopy No.:  602-381-4108
                      Attention:  Nelson W. Armstrong, Jr.

                      with a copy to:
                      Skadden, Arps, Slate, Meagher & Flom LLP
                      Four Times Square
                      New York, New York  10036
                      Telecopy No.:  (212) 735-2000
                      Attention: David Fox
                                 Thomas W. Greenberg

                  (b) if to the Columbia Sussex Parties, to:

                      Wimar Tahoe Corporation d/b/a Columbia Entertainment 207 Grandview Drive
                      Ft. Mitchell, KY 41017 Telecopy No.: (859)
                      578-1190
                      Attention: Richard M. FitzPatrick, Vice President,
                                 Chief Financial Officer

                      with a copy to:

                      Katz, Teller, Brant & Hild
                      255 East Fifth Street, Suite 2400
                      Cincinnati, OH  45202-4787
                      Telecopy No.:  (513) 762-0078
                      Attention: Andrew R. Berger

                      and to:

                      Columbia Sussex Corporation
                      207 Grandview Drive
                      Ft. Mitchell, KY 41017
                      Telecopy No.: (859) 578-1178
                      Attention:  Vivian M. Raby, Chief Legal Counsel

                  (c) If to the Custodian, addressed to:

                      Deutsche Bank Trust Company Americas
                      60 Wall Street, 27th Floor
                      New York, NY  10005
                      Telecopy No.: (732) 578-4593
                      Attention: Manager, Escrow Team

         18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         19. Binding Effect; Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns and representatives.

         20. Modification. This Agreement shall not be amended except by a written instrument making specific reference to this Agreement signed by a Columbia Sussex Agent, an Aztar Agent and the Custodian.

         21. Counterparts. This Agreement may be signed in multiple counterparts, with each having the same force and effect as if this single instrument were executed by all of the parties hereto and delivered (including by facsimile) to the other parties.

         22. Headings. The subject headings or captions of paragraphs in this Agreement are inserted for convenience of reference only and shall not affect the meaning, construction or interpretation of any provisions contained herein. All capitalized terms defined herein are equally applicable to both singular and plural forms of such terms.

         23. Third Party Beneficiaries. There are no third-party beneficiaries to this Agreement.

         24. Severability and Further Assurances. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue. With respect to the subject matter hereof, this Agreement, together with the Merger Agreement, constitutes the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Custodian in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or future exercise of any right, power or remedy. Each of the parties hereto shall, at the request of any other party hereto, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

         25. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever.

                             SIGNATURE PAGE FOLLOWS

         IN WITNESS WHEREOF, the undersigned have caused this Custody and Security Agreement to be executed as of the day and year first written above.



                                   COLUMBIA SUSSEX CORPORATION


                                         By:    /s/ William J. Yung, III
                                                --------------------------------
                                         Name:  William J. Yung, III
                                                --------------------------------
                                         Title: President
                                                --------------------------------


                                   WIMAR TAHOE CORPORATION
                                   D/B/A COLUMBIA ENTERTAINMENT


                                         By:    /s/ William J. Yung, III
                                                --------------------------------
                                         Name:  William J. Yung, III
                                                --------------------------------
                                         Title: President
                                                --------------------------------


                                   WT-COLUMBIA DEVELOPMENT, INC.


                                         By:    /s/ William J. Yung, III
                                                --------------------------------
                                         Name:  William J. Yung, III
                                                --------------------------------
                                         Title: President
                                                --------------------------------


                                   AZTAR CORPORATION


                                         By:    /s/ Neil A. Ciarfalia
                                                --------------------------------
                                         Name:  Neil A. Ciarfalia
                                                --------------------------------
                                         Title: Chief Financial Officer
                                                --------------------------------


                                   DEUTSCHE BANK TRUST COMPANY AMERICAS


                                         By:    /s/ Richard L. Buckwalter
                                                --------------------------------
                                         Name:  Richard L. Buckwalter
                                                --------------------------------
                                         Title: Vice President
                                                --------------------------------

                                         By:    /s/ Wanda Camacho
                                                --------------------------------
                                         Name:  Wanda Camacho
                                                --------------------------------
                                         Title: Vice President
                                                --------------------------------